Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-274480) and Form S-3 (No. 333-283815) of our reports dated February 25, 2026, with respect to the consolidated financial statements of TKO Group Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York

February 25, 2026